Exhibit   21.1

                             SUBSIDIARIES OF AKORN, INC.



                      Name                           State of Incorporation
                  ______________                    ________________________

    1.    Akorn Manufacturing, Inc.                       Illinois

    2.    Spectrum Scientific Pharmaceuticals, Inc.      Louisiana

    3.    Walnut Pharmaceuticals, Inc.                   Louisiana

    4.    Compass Vision, Inc.                            Louisiana